Exhibit 10.13

MASTER SERVICES AGREEMENT

This Master Service Agreement (“Agreement”) is entered into on February 27, 2008 (“MSA Effective Date”) by and between Equinix Operating Co., Inc. (“Equinix”) and the undersigned customer (“Customer”), and includes the following exhibits:

a.	Exhibit A - Confidentiality Provisions;

b.	Exhibit B - Sublicensing Provisions;

c.	Exhibit C - Service Levels; and

d.	Exhibit D - IBX Center Policies - US

Capitalized terms used herein but not otherwise defined will have the meaning ascribed to them In Section 10.

1.	Services.

Subject to the terms and conditions set forth in this Agreement, Equinix will provide the Services to Customer.

2.	Ordering.

(a) Customer may request Services during the Term by (i) executing a statement of work prepared by Equinix (“SOW”), (ii) placing an online order via the Customer Care Website (“Online Order”), or (iii) placing a phone order (“Phone Order”). SOWs, Online Orders and Phone Orders may also be collectively referred to as “Orders”. SOWs will not be effective unless signed by both Parties. Online Orders and Phone Orders do not need to be signed by both Parties to be effective, but they will only be effective if Equinix accepts the Online Order or Phone Order in accordance with Equinix’s then-current ordering procedures or Equinix begins providing the Service ordered in the Online Order or Phone Order. Customer and Equinix may execute multiple Orders under this Agreement and all Orders will be governed by the terms and conditions of this Agreement. Each additional Order will supplement rather than replace the prior Orders, unless otherwise stated by the Parties in writing. If Customer requests a change to an existing Order, Equinix will prepare a change order (“Change Order”) which will be effective when signed by the Parties or when Equinix sends an Order Confirmation. Change Orders will amend existing Orders but will not replace them, unless otherwise agreed to by the Parties in writing. Equinix has no obligation to execute, or to amend, any Order, including any Change Order, with Customer.

(b) Equinix will provide Customer with an account and password to access the Customer Care Website. Customer is responsible for maintaining the confidentiality of its account and password and for restricting and granting access thereto. Notwithstanding anything in this Agreement to the contrary, Customer is responsible and liable for all activities that occur under Customer’s account (including all payments owed for any Orders that are placed under Customer’s account), regardless of whether such activities are conducted by Customer, a Sublicensee or any other third party, and regardless of whether such Orders are authorized by Customer. Equinix does not have any obligation to verify that anyone using Customers account and password has Customers authorization.

3.	Payment Terms and Taxes.

(a) Unless otherwise agreed between the Parties in writing, Service Fees for the Services will begin to accrue on the Billing Commencement Date. Equinix will invoice Customer for the Services on a monthly basis (partial months will be billed on a pro rata basis based on a thirty (30) day month) and Customer will pay for the Services in accordance with this Section 3. Customer will pay in full all invoices from Equinix within thirty (30) days of receipt of invoice. For purposes of this section, receipt shall be presumed to occur five (5) days after mailing, if sent via regular mail, two (2) days if sent via overnight courier and one (1) day if sent via electronic mail. Any past due amounts owed by Customer will accrue interest at the lesser of one and a half percent (1.5%) per month or the highest rate permitted by applicable law. Unless otherwise stated in the Order, all invoices will be paid in U.S. Dollars. Unless otherwise agreed to by the parties in writing. Equinix will invoice in advance each month for all recurring Services (except for the first partial month, if applicable, of recurring Services).

(b) The Service Fees for Services ordered through SOWs will be listed on the SOWs. For Online Orders and Phone Orders, the Service Fees will be Equinix’s then-current list price for such Services, unless otherwise agreed to by the Parties in writing or in an Order Confirmation. Customer agrees to pay for each Service for the duration of the applicable Order.

Notwithstanding anything in this Agreement to the contrary, upon sixty (60) days prior notice to Customer, Equinix may in its reasonable discretion change the rates and fees for any and all Services at any time(s) after twelve (12) months from the effective date of the applicable SOW for such Service, unless otherwise agreed to by the Parties in writing. For purposes of the prior sentence, in the case of each Online Order and Phone Order, the “applicable SOW” shall mean the SOW which contains the Licensed Space in which the Services ordered on such Online Order or Phone Order are installed.

(c) Equinix is not responsible or in any way liable for any Taxes or third-party charges related to the activities, or the ownership or operation of the equipment (including Customer’s Equipment), of any of the following: Customer’s Authorized Persons, Accompanying Persons, and Associated Entitles, at any IBX Center, or attributable to, any IBX Center. Without limiting the foregoing, Customer will be responsible for paying any and all Taxes separately imposed, levied or assessed against Customer by, and preparing and filing any necessary return with, any governmental, quasi-governmental or tax authorities by the date such payments and returns are due. In no event will Customer’s Equipment be construed to be fixtures. Service Fees are exclusive of any Taxes imposed on Service Fees. Customer will be responsible for paying any Taxes imposed on Service Fees at the same time it pays the Service Fees. Customer will be responsible for timely paying in full all Taxes.

(d) In the event that Customer’s account is past due two (2) or more times in any twelve (12) month period, Equinix may charge Customer a deposit equal to one (1) month of the recurring Service Fees that are billable at the time such deposit is charged (the “Deposit”). The Deposit shall be held by Equinix and returned or credited to Customer, without interest, upon termination of this Agreement if Customer so requests in writing at that time. In the event of breach of this Agreement by Customer, Equinix shall, without limiting its remedies otherwise available, have the right to apply the Deposit to the damages suffered by Equinix as a result of such breach.

(e) If Customer wishes to dispute a charge listed on an Equinix invoice to Customer (a “Disputed Amount”), Customer must submit a written dispute notice that includes reasonably sufficient supporting documentation within ninety (90) days of receipt of the initial invoice on which the Disputed Amount appears. If Customer does not submit such written dispute notice and reasonably sufficient supporting documentation to Equinix within such ninety (90) day period, then notwithstanding anything in this Agreement to the contrary, Customer waives all rights to dispute such Disputed Amount and to file a claim of any kind relating to such Disputed Amount (and Customer also waives all rights to otherwise claim that it does not owe such Disputed Amount or to seek any set-offs or reimbursements or other amounts of any kind based upon or relating to such Disputed Amount).

4. Access and Use of the IBX Centers, and Use of Customer’s Equipment.

(a) Subject to the terms and conditions of the Agreement, Customer will have access to the Licensed Space twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

(b) Unless otherwise expressly provided in an Order (and then only to the extent otherwise expressly provided therein), Customer will be responsible for configuring, providing, placing, installing, upgrading, adding, maintaining, repairing, and operating Customer’s Equipment, which actions Customer may engage in only to the extent permitted by, and subject to, the terms and conditions of this Agreement. Customer represents, warrants and covenants that it has obtained and will maintain throughout the Term the legal right and authority (including regulatory consents) to operate, configure, provide, place, install, upgrade, add, maintain and repair Customer’s Equipment as contemplated by this Agreement. Without limiting the foregoing, Customer will obtain and maintain throughout the Term consent from Customer’s subcontractors, third party providers. vendors, Sublicensees and any other parties necessary to permit Equinix (including any contractors or others acting at Equinix’s request) to access Customer’s Equipment to provide the Services. Except as set forth in Section 5 (which is further limited by Section 8), Equinix will not have any responsibility for any loss or damage to Customer’s Equipment.

(c) Equinix and Customer will comply with the Policies, which as of the MSA Effective Date is dated October 10, 2005 and which we attached hereto as Exhibit D and incorporated by reference into this Agreement. Subject to the termination right expressly set forth in Section 8(c), Equinix may reasonably modify the Policies at any time(s), and any modification by Equinix to the Policies will be effective upon written notice to Customer, except modifications to the Shipping Policies, which will be effective immediately upon being made.

(d) Customer will be responsible and liable for all acts or omissions of Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, and all such acts or omissions will be attributed to Customer for at purposes under this Agreement (to the same extent as if Customer had committed the act or omission), including for purposes of determining responsibility, liability and indemnification obligations. Equinix will be responsible and liable for all acts or omissions of its employees, contractors and Affiliates that perform Equinix’s obligations pursuant to this Agreement and all such acts or omissions will be attributed to Equinix for all purposes under this Agreement (to the same extent as if Equinix had committed the act or omission), including for purposes of determining responsibility liability and indemnification obligations.

(e) Customer will not file a mechanic’s lien or similar lien on the Licensed Space or IBX Centers, and Customer will be responsible for any mechanic’s lien or similar lien filed by any Authorized Person, Accompanying Person or Associated Entity. Without limiting the foregoing, in the event any such lien is filed, Customer will be responsible for the immediate satisfaction, payment or bonding of any such lien.

5.	Indemnification.

(a) Equinix will indemnify, defend and hold harmless the Customer Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for claims brought by third parties for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Equinix.

(b) Customer will indemnify, defend and hold haunters the Equinix Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for (i) claims brought by third parties for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Customer, (ii) any claim by any of Customer’s Authorized Persons, Accompanying Persons or Associated Entities or any employee of Customer other than a claim based on the gross negligence or willful misconduct of Equinix, (iii) any claim relating to, or arising out of, Customer’s, or any of its customers’, services, equipment (including Customer’s Equipment) or Customer’s use of the Services provided under this Agreement (including claims relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix); provided that this Section 5(b)(iii) does not excuse Equinix from any liability to Customer for direct damages arising from the Services (including claims relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix), as provided for in this Agreement and (iv) any third-party claim resulting from Customer’s failure to obtain or maintain the required consents pursuant to Section 4(b).

(c) Through counsel of its own choosing, the indemnified party has the right to participate in (but not control the defense of) any proceeding in which it is being indemnified under this Agreement but in such event the indemnified party will be solely responsible for paying the legal fees and expenses for its own counsel. The indemnifying party will, however, continue to be solely responsible for at other expenses relating to the action, including the legal fees and expenses of the counsel it selects to defend the claims. The indemnifying party shall not take any action, which unreasonably exposes the indemnified party to a risk of damages, which would not be covered by such indemnity, and may not settle any matter without the poor written consent of the indemnified party, which shall not be unreasonably withheld.

6. Warranty Disclaimer, Limitation of Liability, Credits.

(a) AS OF THE MSA EFFECTIVE DATE, EQUINIX WARRANTS AND REPRESENTS (I) THAT IT WILL PERFORM THE SERVICES AT A PROFESSIONAL LEVEL OF QUALITY AND IN COMPLIANCE IN ALL MATERIAL RESPECTS WITH ALL APPLICABLE LAWS AND REGULATION; (II) OWNS OR HAS THE LEGAL RIGHT AND AUTHORITY TO PROVIDE THE SERVICES AS CONTEMPLATED BY THIS AGREEMENT, (III) THAT THE SERVICES DO NOT INFRINGE OR MISAPPROPRIATE ANY COPYRIGHT, PATENT, TRADE SECRET, MASK WORK OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY OR (IV) EQUINIX’S EXECUTION OF THIS AGREEMENT DOES NOT

VIOLATE ANY APPLICABLE LAW OR AGREEMENT TO WHICH EQUINIX IS A PARTY.

(b) EQUINIX DOES NOT WARRANT THAT THE SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE. EQUINIX DOES NOT MAKE, AND EQUINIX HEREBY DISCLAIMS, ANY AND ALL IMPLIED WARRANTIES WITH REGARD TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EQUINIX DOES NOT MAKE, AND HEREBY DISCLAIMS, ALL EXPRESS WARRANTIES WITH REGARD TO THE SERVICES. ALL SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED OR PERFORMED ON AN “AS IS”, “AS AVAILABLE” BASIS, AND CUSTOMER’S USE OF THE SERVICES IS SOLELY AT ITS OWN RISK.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EQUINIX OR CUSTOMER BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, LOSS OF BUSINESS, LOSS OF REVENUES, LOSS OF DATA, INTERRUPTION OR CORRUPTION OF DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR ANY OTHER TYPE OF DAMAGES OTHER THAN DIRECT DAMAGES.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCLUDING LIABILITY UNDER SECTION 5 AND DAMAGES ARISING FROM EQUINIX’S DISCLOSURE OF CUSTOMERS CONFIDENTIAL INFORMATION IN VIOLATION OF EXHIBIT A, EQUINIX’S TOTAL LIABILITY TO CUSTOMER IN THE AGGREGATE FOR THE ENTIRE TERM (AND REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ATTORNEY’S FEES) WILL NOT EXCEED THE AMOUNT ACTUALLY

PAID BY CUSTOMER TO EQUINIX FOR THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE FIRST CLAIM BROUGHT BY CUSTOMER AGAINST EQUINIX RELATING TO THIS AGREEMENT AROSE. AS A FURTHER LIMITATION, EQUINIX’S MAXIMUM LIABILITY FOR ANY CLAIMS RELATING TO SERVICES OFFERED OR PROVIDED BY EQUINIX (I) FOR A NON-RECURRING CHARGE ONLY, OR (II) AS SMART HANDS SERVICES, SHALL NOT EXCEED THE AMOUNT OF THE SERVICE FEE FOR SUCH SERVICE PROVIDED ON THE OCCASION GIVING RISE TO THE CLAIM. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUT EXCLUDING LIABILITY UNDER SECTION 5, SECTION (G) OF EXHIBIT 8, DAMAGES ARISING FROM CUSTOMER’S DISCLOSURE OF EQUINIX CONFIDENTIAL INFORMATION IN VIOLATION OF EXHIBIT A AND CUSTOMER’S OBLIGATION TO PAY CHARGES HEREUNDER, CUSTOMER’S TOTAL LIABILITY IN THE AGGREGATE FOR THE ENTIRE TERM (AND THEREAFTER IF ANY CLAIMS ARE BROUGHT AFTER THE TERM) FOR DAMAGES TO EQUINIX WITH RESPECT TO ANY AND ALL CLAIMS IN THE AGGREGATE AT ANY AND ALL TIMES ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT WILL BE LIMITED TO, AND WILL NOT EXCEED, THE RECURRING CHARGES ATTRIBUTABLE TO THE THREE (3) MONTHS IMMEDIATELY PRIOR TO THE MONTH IN WHICH THE FIRST CLAIM BROUGHT BY EQUINIX AGAINST CUSTOMER RELATING TO THIS AGREEMENT AROSE.

(e) THE LIMITATIONS SET FORTH IN SECTIONS 6(c)-(d) WILL APPLY TO ANY AND ALL CLAIMS AND CAUSES OF ACTION WHATSOEVER REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.

(f) Equinix and Customer each waive the right to bring any claim against the other Party arising or in any way relating to this Agreement more than one (1) year after the date this Agreement expires or is earlier terminated.

7.	Insurance.

(a) Equinix and Customer agree to maintain appropriate insurance, at its expense, during the entire time this Agreement is in effect, which at a minimum shall consist of (i) Commercial General Liability Insurance in an amount not less than One Million U.S. Dollars ($1,000,000) or the local currency equivalent, per occurrence for bodily injury, death and property damage, which policy will include contractual liability coverage related to this Agreement (ii) Workers’ Compensation and employees liability insurance in an amount not less than that prescribed by applicable law; and (iii) umbrella or excess liability insurance with a combined single limit of no less than Two Million U.S. Dollar ($2,000,000) or the local currency equivalent. Prior to any use of the Licensed Space at an IBX Center (including, but not limited to, delivery of any of Customer’s Equipment to an IBX Center), Customer will furnish Equinix with certificates of insurance that evidence the minimum levels of insurance set forth herein and which name Equinix and Equinix’s landlord as additional insureds (but the insurance must only name Equinix’s landlord as en additional insured if Equinix so requests). In addition, Customer will notify Equinix of any non-renewal, cancellation, reduction in policy limit or other material change in Customer’s coverage at least forty-five (45) days prior to such change in coverage.

(b) Customer will cause and ensure that each insurance policy referred to in Section 7(a), will provide that the insures waive all claims and rights of recovery by subrogation against the Equinix Parties in connection with any liability or damage covered by Customers insurance Policies. As to any property insurance carried by Equinix on the IBX Centers where any of the Licensed Space is located, Equinix will obtain a waiver of subrogation in favor of Customer.

8. Term of Agreement, Suspension of Service, Termination, and Removal of Customer’s Equipment.

(a) This Agreement will commence on the MSA Effective Date and, unless terminated earlier in accordance with this Agreement, will terminate on the date the last Order then in effect expires or is terminated. Either Party may terminate this Agreement by giving written notice of termination to the other Party if the other Party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of such notice. If the breach (other than where Customer has failed to pay Service Fees owed) cannot be cured within thirty (30) days, the breaching Party shall be given a reasonable period of time, but not to exceed sixty (50) days, to cure the breach, provided that the breaching Party acts promptly and diligently to are such breach. Equinix may also terminate this Agreement if (i) it exercises any of its rights under Section 8(b) three (3) or more times during any twelve (12) month period or (ii) Customer’s breach referenced in Section 8(b) (ii) continues for at least ten (10) days without reasonable efforts to cure. Notwithstanding anything in this Section 8(a) to the contrary, except where Customer has failed to timely cure a monetary breach, if Customer has Licensed Space in more than one IBX Center, and a Party fails to timely cure a material breach as to fewer than all such IBX Centers, then the non-breaching Party may only terminate the Orders for Services in the IBX Center(s) where the material breach has not been timely cured, and this Agreement and all other Orders will remain in full force and effect as to Of other IBX Centers.

(b) Equinix may suspend the provision of Services, including discontinuing the supply of power and denying access to the IBX Center, if (i) Customer fails to cure any monetary breach of this Agreement (e.g. fails to pay any amounts owed) within ten (10) business days of notice of the same (or within five (5) business days of notice of the same in the event Customer’s account is past due on two (2) or more occasions during a six (6) month period); (ii) Customer breaches any provision of this Agreement that in Equinix reasonable judgment materially interferes with Equinix operation or maintenance of the IBX Center or with one or more of its other customers’ use thereof, and Customer fails to cure such breach within one (1) hour of being notified (to Customer provided designated primary, secondary, and tertiary contacts either via phone or email, at the option of Equinix as to which form of notification) of the same; or (iii) Customer breaches any provision of this Agreement that in Equinix reasonable judgment has the potential to materially interfere with Equinix’s operation or maintenance of the IBX Center or with one or more of its other customers’ use thereof and Customer fails to cure such breach within forty-eight (48) hours of being notified (either by fax, e-mail or phone call, at the option of Equinix as to which form of notification) of the same. If Equine suspends a Service pursuant to this Section 8(b), unless Equinix has subsequently terminated this Agreement as permitted under this Agreement, Equinix will resume the discontinued Service within twenty-four (24) hours after it is reasonably satisfied that Customer has cured the breaches) which gave rise to the suspension, and Equinix may charge a reinstatement fee equal to the direct out-of-pocket expenses incurred by Equinix to discontinue and to then resume the Service.

(c) Equinix may terminate this Agreement as to any affected Licensed Space or IBX Center if any portion of the IBX Center in which the affected Licensed Space is located becomes subject to a condemnation proceeding or is condemned, Equinix’s possession is otherwise terminated or abated, or Equinix cannot provide Customer with access to the affected Licensed Space as contemplated herein for a period exceeding thirty (30) days. Customer may terminate this Agreement as to a Licensed Space if Equinix modifies the Policies in a way that materially adversely affects Customer’s use of the Services in such Licensed Space, but only if Customer provides written notification that it wishes to terminate this Agreement within thirty (30) days after Customer receives notification of such change in the Policies.

(d) Upon expiration or termination of this Agreement, or an Order (or any portion thereof), all rights of Customer with respect to the Licensed Space (or the affected portion thereof) (“Terminated Space”), will terminate, and Customer we promptly remove all of Customer’s Equipment and other tangible items of any kind belonging to Customer, Customers Authorized Persons, Accompanying Persons and/or Associated Entities located in such Terminated Space, but not any whip, cable or other equipment or property owned, leased or licensed by Equinix. If Customer fells to remove any such property (including Customers Equipment) in accordance with this Section 8(d), Equinix will be entitled to pursue all available legal remedies against Customer, including (i) immediately removing any or all such property and storing it at Customer’s expense at an on-site or off-site location; (ii) shipping such property to the address set forth at the end of this Agreement at Customer’s risk and expense; or (iii) liquidating such property in any commercially reasonable manner and charging Customer for all costs associated with the liquidation if Equinix provides thirty (30) days’ prior notice to Customer.

(e) While Customer has no right to use the Services provided under an Order after the end of the term of such Order, if Customer does so, Customer will be obligated to pay for such Services pursuant to the terms and conditions of this Agreement and any such Order, and any such Order will continue in effect for as long as the Services are used by Customer. Notwithstanding the foregoing, in such event any such Order will be terminable at will by Equinix effective immediately upon notice to Customer. In addition, notwithstanding anything in this Agreement to the contrary, if this Agreement would have otherwise terminated prior to Customer’s cessation of its use of the Services, this Agreement will continue in effect for as long as the Services we used by Customer, but this Agreement we be terminable at will by Equinix effective immediately upon notice to Customer.

(f) Neither Party will be liable to the other Party for properly terminating this Agreement or any portion thereof in accordance with its terms, but Customer will be liable to Equinix for any amounts owed prior to the effective date of termination.

(g) Notwithstanding anything in this Agreement (including in any Order) to the contrary, under no circumstances will any Order survive the expiration or earlier termination of this Agreement, and under no circumstances will any Order pertaining to an IBX Center survive the termination of this Agreement as to that IBX Center. Equinix will not have any obligation to provide any Services of the expiration or earlier termination of this Agreement, and Equinix will not have any obligation to provide any Services at an IBX Center after the expiration or earlier termination of this Agreement as to such IBX Center.

(h) Customer or Equinix may terminate this Agreement immediately by giving written notice of termination to the other Party if such other party becomes the subject of a voluntary petition in bankruptcy or the other Party liquidates, ceases to do business or becomes insolvent (which for clarification purposes, insolvent shall mean a Party’s inability to pay its debts as the become due).

(i) In the event that Customer terminates this Agreement due to Equinix’s material breach, Customer may, in Customer’s termination notice, designate an effective date of termination that is no later than two (2) months after the end of the thirty (30) day cure period (the “Transition Period”), and each Party shall be bound by all terms and conditions of this Agreement until such effective dale of termination. During the Transition Period, Customer seal have the right to continue to receive Services pursuant to the terms and conditions (including the obligation to pay charges for the Services) of this Agreement and to use the Smart Hands Service at Equinix’s then-current published list rates and shall continue to pay for the Services until the end of the Transition Period.

(j) In the event Customer terminates this Agreement pursuant to Sections 4(c), 8(a) or 8(c) and Customer is not in breach of the Agreement, Equinix shall (i) refund to Customer any amounts that have been paid in advance by Customer for Services that Customer has not received as of the effective date of such termination including any credited amounts for Services that Customer has not received as of the date of such termination and (ii) Customer shall be released from any and all further payment obligations that would have arisen after the termination date if the Agreement had not been terminated. The foregoing does not limit Equinix’s ability to pursue its rights under this Agreement for Customer’s breach.

9.	Miscellaneous.

(a) Notice. Except where otherwise expressly stated in the Agreement (e.g., 8(b)(ii) and (iii)), (and regardless of whether certain provisions in this Agreement expressly require written notice, consent or approval) all notices, consents, or approvals required by this Agreement will only be effective if in writing and sent by (i) certified or registered mail, postage prepaid; (ii) overnight delivery requiring a signature upon receipt (iii) delivery by hand; or (iv) facsimile or electronic mail (promptly confirmed by certified or registered mail or overnight delivery), to the Parties at the respective street addresses, facsimile numbers, or electronic mail addresses set forth at the end of this Agreement or such other addresses or facsimile numbers as may be designated in writing by the respective Parties. Notices, consents and approvals will be deemed effective on the date of receipt. Notwithstanding anything to the contrary in this Agreement, notices sent by Equinix pursuant to Sections 3(b), 3(c) and 4(c) may be sent by first class US mail, and receipt of such notices shall be presumed to occur five (5) days after mailing.

(b) Governing Law; Forum; Attorney’s Fees. This Agreement will be governed in all respects by the internal laws of the State of California without regard to its conflict of laws provisions. The Parties irrevocably agree to the exclusive jurisdiction of the courts of San Francisco, California. If any legal action is brought by either Party arising from, or related to, the subject matter of this

Agreement, the prevailing Party will be entitled to an award of its reasonable attorneys’ fees and costs.

(c) Entire Agreement. This Agreement the exhibits, the Policies then in effect, and all Orders executed at any time during the Term, as of which are incorporated herein by reference into this Agreement, constitute the complete and entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior or contemporaneous discussions, negotiations. proposals. understandings and agreements, written and oral, regarding such subject matter, as well as any industry custom. This Agreement will be effective only when signed by each Party. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be amended only in writing by an instrument signed by each Party. For the avoidance of doubt, the prior sentence is not meant to prohibit the Order procedure described in Section 2 or prohibit Equinix from modifying the rates and fees or the Policies pursuant to Sections 3(b) and 4(c), respectively.

(d) Construction. Each Party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed, the Agreement (including the exhibits and the Policies), and it is the Parties’ intent that this Agreement will not be construed against any Party. The section headings and captions throughout this Agreement are for convenience and reference only, and will not be used to construe this Agreement. If any provision of the Agreement, as applied to any Party or to arty circumstances, is adjudged by a court to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of the portion of the provision, if any, that is not invalid, illegal or unenforceable, the application of such provision in any other circumstances, or the validity, legally, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court in any action between the Parties is requested to reform any and all terms or conditions to give them as much effect as possible.

(e) Survival. Sections 4(b), 5, 6, 8, 9(d), (e), (h), (j), Exhibit A, and Section (g) of Exhibit B will survive the termination of this

Agreement, but Exhibit A will only survive for three (3) years after the end of the Term. In addition, all provisions of this Agreement that can only be given proper effect if they survive the termination of this Agreement will survive the termination of this Agreement. This Agreement will be valid as to any obligation incurred prior to termination of this Agreement, including any Service Fees awed by Customer.

(f) License. This Agreement, and the rights of Customer hereunder, are, without any further action by any Party, subject and subordinate to the leases for the IBX Centers and all superior instruments to such leases (including, without limitation, mortgages or ground leases for the IBX Centers). This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Customer acknowledges and agrees that (i) it has been granted only a license (“License”) to use the Licensed Space in accordance with this Agreement; (ii) Customer has not been granted any real property interest under this Agreement; and (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. Equinix hereby reserves, with respect to the IBX Centers, all rights not specifically granted to Customer in this Agreement including, without limitation, the right (i) of access to and use of the IBX Centers for its own use or the use of others; (ii) to grant additional licenses to other persons or co-location customers for the use of portions of the IBX Centers; and (iii) to exercise or grant other rights not inconsistent with the rights granted in this Agreement. Unless otherwise expressly agreed to by the Parties in writing, Equinix will retain title to all parts and materials used or provided by Equinix or third parties acting on Equinix’s behalf in the performance and/or furnishing of the Services.

(g) Equinix Affiliates Independent Contractors; Assignment. Equinix may permit any other Equinix Affiliate, or any independent contractor or other third party, to perform any of Equinix’s obligations hereunder, and Equinix may assign this Agreement to any person or entity at any time. Customer may assign this Agreement without Equinix prior consent (in which event Customer must provide Equinix with written notice of the assignment) only where the party to whom the Agreement is assigned by Customer is either an Affiliate of Customer, or is acquiring all or substantially all of Customer’s business or assets, including through merger. This Agreement will be binding upon and inure to the benefit of all successors and permitted assigns of Equinix and Customer, who will be bound by all of the obligations of their predecessors or assignors. Except as set forth in Exhibit B of this Agreement with respect to sublicensing only, and this Section 9(g) with respect to an assignment of the entire Agreement under the conditions specified above only, Customer wit not assign, delegate, transfer or sublicense all or any part of the Licensed Space.

(h) Force Majeure. Neither party will be responsible or in any way liable to the other party, and neither party will have any termination or other rights, arising out of or relating to any failure by the other party to perform or any hindrance in the performance of its obligations under this Agreement if such failure or hindrance is caused by events or circumstance; beyond such nonperforming Party’s control, including acts of God, war, labor strike, terrorist act, fire, flood, earthquake, any law, order, regulation or other action of any governing authority or agency thereof, or failure of the internet, (each a “Force Majeure Event”). In the event a Force Majeure Event prevents Equinix from providing any Service, Customer’s obligation to pay the Service Fees for such Service affected by the Force Majeure Event shall abate during the time period the Force Majeure event excuses Equinix performance hereunder. Notwithstanding the foregoing, if Customer is unable to pay amounts owed under this Agreement due to a Force Majeure event, Equinix shall not be required to provide Services until Customer remits payment

(i) Conflicts. All Orders are at all times subject to all of the terms and conditions of this Agreement. In the event of a conflict between the body of this Agreement and an Order, the body of this Agreement will control, unless the body of this Agreement, or the Order in writing, states that the confirming term in the Order controls. In the event of a conflict between (1) the Policies and (2) either the body of this Agreement or any Order, the body of this Agreement or any Order will control.

(j) General. Except where otherwise expressly stated herein, and subject to the limitations set forth in Section 6, the rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.

Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement.

Equinix and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joist venture, employment, franchise or agency between Equinix and Customer. Neither Equinix nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

The Parties agree that there will be no third party beneficiaries to this Agreement, including, but not limited to, any Accompanying Person, Associated Entity (which includes any Sublicensee), Authorized Person, end user, customer or the insurance providers for either Party.

No Party’s directors, officers or employees will have any liability to any other Party with respect to this Agreement Except as may be specifically otherwise consented to in writing by an Affiliate of a Party (and none of the other terms of this Agreement shall be deemed to constitute such consent), no Party’s Affiliates will have any liability to any other Party with respect to this Agreement, including with respect to any Orders.

No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party.

10.	Definitions.

Accompanying Person: Each person (other than an employee of Equinix) who is accompanied by an Authorized Person while at an IBX Center.

Affiliate: As to a party, means any entity controlling, controlled by, or under common control with such party, where the term ‘cantor and its correlative meanings, “controlling,” “controlled by,” and “under common control with,” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of ell voting equity interests in an entity. Without limiting the foregoing, but in addition thereto, any Affiliate of, or subsidiary of, Equinix, Inc. shall be deemed to be an Affiliate of Equinix.

Associated Entity: Each individual, company, partnership or other entity of any type which employs, contracts with, or is otherwise associated or affiliated with any of Customer’s Authorized Persons or Accompanying Persons. Without limiting the foregoing definition, each Sublicensee that has sublicensed Sublicensed Space at an IBX Center will be an Associated Entity at such IBX Center.

Authorized Person: Each person who is then included in the most recent list of Authorized Persons given to Equinix by Customer in accordance with the Policies.

Billing Commencement Date: For a Service ordered in a SOW — the date designated in the SOW as the Billing Commencement Date. For a Service ordered In an Online Order or Phone Order — the date Equinix begins providing the Service to Customer, unless otherwise agreed to by the Parties in the Order.

Cross-Connect: A physical or wireless interconnection within an IBX Center that (i) exits Customer’s cage or (ii) connects Customer to another Equinix customer.

Customer Care Website: The customer care website accessible via the Internet at a location designated by Equinix, which it has the right to change from time to time.

Customer Cross-Connect: A physical interconnection, including cable, connections, and other wiring, that (i) does not exit Customer’s cage, (ii) does not connect Customer to another Equinix customer, and (iii) interconnects (a) Equipment belonging to the Customer or (b) POD Equipment that is provided by Equinix and that is in Customer’s cage with Customer’s Equipment

Customer’s Equipment: All network and/or computer equipment (including wiring and Customer Cross-Connects between such equipment and Customer’s POD Equipment) that is located in the Licensed Space, regardless of whether such equipment is owned, leased, licensed or otherwise obtained for use by Customer, Customer’s Authorized Persons, Accompanying Persons or Associated Entities (but this does not include Cross-Connects or POD Equipment that is provided by Equinix and that is located in Customer’s Licensed Space).

Customer Parties: Customer and the Affiliates, owners, officers, directors, employees, and agents of Customer or of the Affiliates of Customer.

Equinix Parties: Equinix and the Affiliates, owners, officers, directors, employees, and agents of Equinix or of the Affiliates of Equinix.

IBX Centers: The Internet Business Exchange Centers in which Customer licenses Licensed Space or receives Services from Equinix pursuant to an Order.

Licensed Space: The areas licensed by Customer under this Agreement and the Orders and as identified in the Orders as to the amount of space. For each Licensed Space, Equinix will determine at all times during the Term the exact location in the IBX Centers where the Licensed Space will be located, and Equinix will notify Customer accordingly.

Order Confirmation: A document sent by Equinix that confirms, among other things, the Services, the quantity of such Services, and the prices of such Services. Not all Online Orders or Phone Orders require Order Confirmations, and Equinix will determine at all time(s) which Online Orders or Phone Orders require Order Confirmations to be effective.

Parties: Customer and Equinix.

Party: Customer or Equinix.

POD Equipment: The (i) patch panels, DSX panels for category 5 twisted pair, co-axial, single and multi-mode fiber, or (ii) other appropriate (as reasonably determined by Equinix) point of demarcation equipment

Policies: The procedures, rules, regulations, security practices and policies adopted by Equinix that are then in effect for the IBX Centers, and as they may be amended from time to time by Equinix.

Services: All services, goods and other offerings of any kind requested under an Order agreed to by Equinix, and to be provided by Equinix to Customer pursuant to this Agreement.

Service Fees: Charges and fees for Services charged to Customer by Equinix pursuant to this Agreement.

Shipping Policies: The portion of the Policies entitled Shipping Policies.

Smart Hands Services: Services that are defined as Smart Hand Services under the then current Policies.

Sublicensed Space: The portion of the Licensed Space sublicensed to a Sublicensee by Customer pursuant to the terms of this Agreement.

Sublicensee: A customer of Customer or other third party who sublicenses all or part of the Licensed Space from Customer.

Taxes: Sales, use, transfer, privilege, excise, VAT, GST, consumption tax, and other similar taxes and duties, whether foreign, national, state or local, however designated, now in force or enacted in the future, which are levied or imposed by reason of the performance by Equinix or Customer under this Agreement or by Customer with respect to its operations and use of the Services, but excluding taxes on Equinix’s net income.

Term: The term of this Agreement as determined in accordance with Section 8(a) of this Agreement.

This Master Service Agreement has been entered into between the Parties of the MSA Effective Date.

Customer to complete:
The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party on whose behalf he or she is signing.

Customer Name:	LinkedIn Corporation
Corporate Legal Name)

Authorized signature:	/s/ Daniel Nye

Printed Name:	Daniel Nye

Title:	CEO

Street address for notices:

Equinix to complete:
The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party on whose behalf he or she is signing.

Authorized Signature:	/s/ Heidi B. Caparro

Printed Name:	Heidi B. Caparro

Title:	Sr. Contract Manager

Street address for notices:

2029 Stierlin Ct., Suite 200
Mountain View, CA 94043

Phone:	+1.650.687.3600

Facsimile number:	+1 650.687-0505

Electronic mail address:	legal@linkedin.com

291 Velocity Way, 8th Floor

Foster City, California 94404, USA

Phone:	+1 650-513-7000

Facsimile number:	+1 650-513-1857

Electronic mail address:	soprocessing@Equinix.com

Exhibit 10.13

Exhibit A

Confidentiality Provisions

The following provisions apply with respect to the treatment of confidential information disclosed by the Parties hereto. All capitalized terms not defined in this exhibit will have the respective meanings specified in the Master Service Agreement to which this Exhibit A is attached and incorporated by reference.

a. Except as expressly permitted in this Exhibit A, no Party will, without the prior written consent of the other Party, disclose any Confidential Information of the other Party to any third party. Information will be considered Confidential Information of a Party if it is (a) identified, with in writing or orally, as confidential at the time of disclosure; and (b) it contains the disclosing Party s customer lists, customer information, technical information, pricing information, pricing methodologies, financial position, trade secrets, customer communications or proposals, benchmarking information, satisfaction surveys, or information regarding the disclosing Party’s business planning or booklets operations. In addition, notwithstanding anything In this Agreement to the contrary, (i) the terms of this Agreement will be deemed Confidential Information of each Party; and (ii) the design of the IBX Centers, the Services provided and equipment used at the IBX Centers and the configuration, interconnection, switching and routing of telecommunication cables, networks end services at the IBX Centers will be Considered Confidential Information of Equinix.

b. Other then the terms and conditions of this Agreement, information will not be deemed Confidential information hereunder if such information (i) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (ii) becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving Party; or (iv) is independently developed by the receiving Party.

c. Each Party will secure and protect the Confidential Information of the other Party (including, without limitation, the terms of this Agreement) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Each Party may disclose the other Party’s Confidential Information where (i) the disclosure is required by applicable law or regulation or by an order of a court or other governmental body teeing jurisdiction after giving reasonable notice to the other Party with adequate erne for such other Party to seek a protective order; (ii) if in the opinion of counsel for such Party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; or (iii) the disclosure is reasonably necessary and is to that Party’s, or its Affiliates’, employees, officers, directors, attorneys, accountants and other advisors, or the disclosure is otherwise necessary for a Party to exercise its rights and perform its obligations under this Agreement, so long as in all cases referenced in the causes above the disclosure is no broader than necessary and the person or entity who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential. Each Party is responsible for ensuring that any Confidential Information of the other Party that the first Party discloses pursuant to this Exhibit A (other than disclosure pursuant to clauses (i) and (ii) above that cannot be kept confidential by the first Party) is kept confidential by the person receiving the disclosure to the same extent that the receiving Party must keep the information confidential.

d. Neither Customer nor Equinix grants the other the right to use its trademarks, service marks, trade names, togas, copyrights, or other intellectual property rights or other designations in any promotion, publication, or press release without the prior written consent of the other Party in each case. Notwithstanding the restrictions set forth in this Exhibit A during the Term, (i) Equinix may issue a press release announcing Customer’s entry into the IBX Centers without obtaining Customer’s consent; and (ii) either Party may publicly refer to the other Party, orally and in writing, as a customer or vendor of services of or to the other Party, as the case may be, without obtaining consent from such other Party.

Exhibit 10.13

Exhibit B

Sublicensing Provisions

The following provisions apply with respect to any sublicense of Licensed Space (all capitalized terms herein having the respective meanings specified in the Master Service Agreement to which this Exhibit B is attached and incorporated by reference).

a. Customer may sublicense the Subleased Space to Sublicensees provided that (i) the terms and conditions of such Sublicense will be no less restrictive than this Agreement; (ii) Customer will not in its dealing with such Sublicensees act or purport to act on behalf of Equinix or landlords of Equals; (iii) Customer will require the Sublicensees to abide try the rules set forth in the Pads% (iv) the agreement between Customer and Sublicensee will provide that Sublicensee has no right to sublicense, delegate, assign or otherwise transfer its rights to use the Sublimated Space in any other person or entity without Equinix written consent, which consent may be withheld for any reason whatsoever or no reason. and without such consent any such sublicense, delegation, assignment or transfer will be null and void; and (v) Customer will cause all Sublicensees to agree in writing that in consideration for the sublicense, Sublicensees waive, to the maximum extent permitted under law, any and all claims of any and all types against Equinix and the landlords of Equinix, at all times, and that in no event will Equinix, or landlords of Equinix, have any Wilily to such Sublicensees, including liability to such Sublicensees for any damages whatsoever, including direct damages.

b. Notwithstanding anything in this Agreement to the contrary, Customer with remain responsible to Equinix for the performance of all of Customer’s obligations under this Agreement (including the payment of all amounts owed under this Agreement) and all other agreements between Equinix and Customer (“Related Agreements”). No sublicense agreement or arrangement between Customer and any Sublicensees will relieve Customer from any liability under this Agreement or any Related Agreements. Without limiting the foregoing, Customer is responsible for paying the Service Fees for all of the Licensed Space (including Sublicensed Space) and the charges for Services for, or relating to, any or all of the Licensed Space (including Sublicensed Space). In no event will Equinix be deemed to be providing any Services to any Sublicensee for, or relating to, the Sublicensed Space, as the provision of any such Services will be deemed to be to

Customer for all purposes under this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, under no circumstances shall Equinix be deemed to have any obligations to any Sublicensee.

c. Customer must ensure that each and every sublicense agreement or other sublicense arrangement that Customer has with a Sublicensee does not have any terms and conditions that (i) are inconsistent with this Agreement, or (ii) seek to provide any Sublicensee with rights that Customer does not have under this Agreement. Without limiting the foregoing or any other restrictions on Sublicensees, no Sublicensee will have any right to use its Sublicensed Space in any manner that Customer is not permitted to use the Licensed Space, and Customer will ensure that its agreement with each Sublicensee will clearly indicate that Sublicensee does not have any right to use its Sublicensed Space in any manner that Customer is not permitted to use the Licensed Space.

d. Sublicensees do not have any rights, separate and apart from Customer’s rights, to access their Subleased Space. Accordingly, only Customer’s Authorized Persons at an IBX Center may access the Sublicensed Space of Sublicensees at such IBX Center. Furthermore, Equinix is not responsible for restricting a Sublicensee’s access to Customer’s Licensed Space located in a cage or suite to which that Sublicensee has access.

e. Notwithstanding anything in this Agreement to the contrary, a Sublicensee has no right to sublicense, delegate, assign or otherwise transfer its rights to use the Sublicensed Space to any other person or entity without Equinix’s written consent, which consent may be withheld for any reason whatsoever or no reason. Any such sublicense, delegation, assignment or transfer will be null and void.

f. If the Parties agree, Equinix and Customer will participate in a joint press announcement to announce when a Sublicensee sublicenses Sublicensed Space at an IBX Center.

g. Without limiting Customer’s indemnification obligations under Section 5, Customer will Indemnify and hold hornless the Equinix Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) arising from or relating to (i) any claim from any person or entity, including any Sublicensee, arising from or relating to any breach by Customer of any provision of this Exhibit B; (ii) any claim from any person or entity, including any Sublicensee, arising from or relating to any sublicense or Sublicensed Space; (iii) any claim by a customer, vendor, third-party provider or end-user of any Sublicensee, or any person or entity acting on behalf; or at the direction, of any Sublicensee relating to, or arising out of, a Sublicensee’s or any of its customers’ services, Customer’s or any of its customers’ services, or the Services provided under this Agreement (including claims relating to interruptions. suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix); and (iv) any claim by a Sublicensee to the extent that such claim, if sustained, would result in any greater obligation or liability of Equinix to such Sublicensee than Equinix has undertaken to Customer under this Agreement.

Exhibit 10.13

Exhibit C

Service Levels

Power

If a cabinet containing functioning equipment (“Loaded Cabinet”) in Customer’s Licensed Spaces is powered by two (2) circuits from different power busses and both circuits experience a simultaneous interruption in electrical power, such that the Loaded Cabinet experiences an interruption in power (a “Power Outage”) then, subject to the exceptions, conditions and notifications below, Customer will be entitled to a credit under the following circumstances:

•

If the Power Outage lasts longer than fifteen (15) consecutive minutes, Customer shall be entitled to a credit equal to 1/30 of the monthly recurring fee for that Loaded Cabinet (including 1/30 of the monthly power fee and monthly cross-connect fee for that Loaded Cabinet) for the month following the month in which the Power Outage occurred, or,

•

If the Power Outage lasts for one (1) continuous hour or longer, Customer shall instead be entitled to a credit equal to 7/30 of the monthly recurring fee for that Loaded Cabinet for the month following the month in which the Power Outage occurred, provided, however, that, notwithstanding the foregoing, for each of Customer’s Loaded Cabinet(s), in no event shall the maximum credit (i.e., the aggregate amount of the credits) to which Customer shall be entitled in any given calendar month exceed 7/30 of the monthly recurring fee for that Loaded Cabinet for the month in which the credit(s) will be applied (which is the month following the month in which the power Outage(s) occurred). For the avoidance of doubt, Customer shall not be entitled to a credit for any portion of the fees for the month in which the Power Outage(s) occurred.

IBX Facility Access

If any Authorized Person of Customer, who has scheduled an appointment at least twenty-four (24) hours in advance and who is a registered user of the biometric hand reader security system in the IBX in question (a “Registered, Advance Noticed, Authorized Person”), is denied access to Customer’s cage (a “Denial of Access”), then subject to the exceptions, conditions and notifications below, Customer will be entitled to a credit under the following circumstances:

•

If the Denial of Access lasts for more than fifteen (15) consecutive minutes after Customer’s Registered, Advance Noticed, Authorized Person is cleared by the IBX Center security officer, Customer shall be entitled to a credit equal to 1/30 of the monthly recurring fee for the Access-Denied Loaded Cabinet(s) (defined below) for the month following the month in which the Denial of Access occurred, or

•

If the Denial of Access lasts for more than one (1) continuous hour after Customer’s Registered, Advanced Noticed, Authorized Person is cleared by the IBX Center security officer, Customer shall be entitled to a credit equal to 7/30 of the monthly recurring fee for the Access-Denied Loaded Cabinet(s) (defined below) for the month following the month in which the Denial of Access occurred;

provided, however, that notwithstanding the foregoing, for each of Customer’s Access-Denied Loaded Cabinet(s), in no event shall this maximum credit (i.e., the aggregate amount of the credits) to which Customer shall be entitled in any given calendar month exceed 7/30 of the monthly recurring fee for that Loaded Cabinet for the month in which the credit(s) will be applied (which is the month following the month in which the Denial(s) of Access occurred for that Loaded Cabinet). For the avoidance of doubt, Customer shall not be entitled to a credit for any portion of the fees for the month in which the Denial(s) of Access occurred. For purposes of this Exhibit C, the Access-Denied Loaded Cabinet(s) for any given calendar month are those Loaded Cabinet(s) of Customer in the cage to which there are Denial(s) of Access for such calendar month.

Heating, Ventilation and Air Conditioning

For purposes of this Exhibit C, the temperature and humidity of any cage is measured between three (3) and five (5) feet from the floor and no closer than twelve (12) inches from the coot air intake side of a cabinet.

a.	Temperature

If the Temperature in any of Customers cages drops below fifty-five degrees (55°) Fahrenheit or exceeds eighty degrees (80°) Fahrenheit for more than fifteen (15) consecutive minutes (‘Temperature Irregularities”) on two (2) or more separate days during a calendar month, then subject to the exceptions, conditions and notifications below, Customer shall be entitled to a credit equal to 7/30 of the monthly recurring fee for the Temperature Irregular Loaded Cabinet(s) (defined below) for the month following the month in which the Temperature Irregularities occurred; provided, however, that notwithstanding the foregoing, for each of Customer’s Temperature Irregular Loaded Cabinet(s), in no event shall the maximum credit (i.e., the aggregate amount of the credits) to which Customer shall be entitled in any given calendar month exceed 7/30 of the monthly recurring fee for that Loaded Cabinet for the month in which the credit(s) will be applied (which is the month following the month in which the Temperature Irregularities occurred for that Loaded Cabinet). For the avoidance of doubt, Customer shall not be entitled to a credit for any portion of the fees for the month in which the Temperature Irregularities occurred. For purposes of this Exhibit C, Temperature Irregular Loaded Cabinets for any given calendar month are those Loaded Cabinets of Customer in the cage in which the Temperature Irregularities occurred for such calendar month.

b.	Humidity

If the humidity inside any of Customer’s cages drops below twenty percent (20%) or exceeds sixty-five percent (65%) for more than fifteen (15) consecutive minutes (“Humidity Irregularities”) on two (2) or more separate days during a calendar month, then subject to the exceptions, conditions and notifications below, Customer shall be entitled to a credit equal to 7/30 of the monthly recurring fee for the Humidity Irregular Loaded Cabinet(s) (defined below) for the month following the month in which the Humidity Irregularities occurred; provided, however, that, notwithstanding the foregoing, for each of Customer’s Humidity Irregular Loaded Cabinet(s), in no event shall the maximum credit (i.e., the aggregate amount of the credits) to which Customer shall be entitled in any given calendar month exceed 7/30 of the monthly recurring fee for that Loaded Cabinet for the month in which the credit will be applied (which is the month following the month in which the Humidity Irregularities occurred for that Loaded Cabinet). For the avoidance of doubt, Customer shall not be entitled to a credit for any portion of the fees for the month in which the Humidity irregularities occurred. For purposes of this Exhibit C, Humidity Irregular Cabinets for any given calendar month are those Loaded Cabinets of Customer in the cage in which the Humidity Irregularities occurred during such calendar month.

Cross-Connects

If the path, connectors, or other passive physical media that Equinix uses fails for Cross-Connects due to circumstances caused solely by Equinix (“Media Failure”), then subject to the exceptions, conditions and notifications below, Customer will be entitled to a credit equal to the recurring fees for that Cross-Connect for the month following the month in which such Media Failure occurs; provided, however, that (i) Customer shall allow Equinix to test all Cross-Connects for which Customer reports Media Failure; (ii) unavailability of a Cross-Conned during such testing shall not be considered Media Failure hereunder; and (iii) for each Cross-Connect, in no event shall the maximum credit (i.e., the aggregate amount of the credits) to which Customer shah be entitled in any given calendar month exceed the monthly recurring fee for that Cross-Connect for the month in which the credit(s) will be applied (which is the month following the month in which the Media Failure(s) occurred for that Cross-Connect). For the avoidance of doubt, Customer shall not be entitled to a credit for any portion of the fees for the month in which the Media Failure(s) occurred. In addition, in the event that Equinix performs testing pursuant to this paragraph because Customer has reported Media Failure, and such testing reveals that there is no Media Failure, Customer shall be charged for such testing at the then-current Smart Hands hourly rate, except that Customer shall be entitled to one (1) instance of testing that reveals no Media Faure free of charge per calendar month.

Right to terminate

In the event that five (5) events entitling Customer to a credit occur within a three (3) consecutive month period, Customer may terminate this Agreement immediately upon thirty days’ prior written notice to

Equinix, provided that such notice is provided to Equinix within thirty (30) days of the event giving rise to Customer’s right to terminate.

Exceptions, Conditions and Notifications

The credits and right to terminate as expressly set forth in this Exhibit C are Customer’s sole and exclusive remedy in the event of Equinix’s failure to meet the service levels staled herein. Notwithstanding anything in this Exhibit to the contrary, for any calendar month, in no event shall the maximum credit to which Customer shall be entitled (i.e., in no event shall the aggregate of the credits for such month) exceed the monthly recurring fee for the Loaded Cabinet(s) (in Customer’s Licensed Space(s)) for which the service levels set forth herein were not met in the prior month.

Notwithstanding anything in this Exhibit to the contrary, Customer shall not be entitled to a credit if the event or condition that would have otherwise given rise to the credit was caused by any of the following:

•	acts of God

•	war or acts of terrorism

•	labor strikes or other labor action

•	fire

•	flood, earthquake, landslide, earth movement, hurricane, typhoon, tsunami, volcanic eruption or other natural disaster

•	riot or civil unrest

•	official orders from judicial, law or civil authorities

•	Customer’s equipment

•	actions or inactions of Customer or its representatives

•	actions or inactions outside of Equinix’s reasonable control.

Credit will be given as provided above only if Customer notifies the Equinix Response Center in writing not later than five (5) days after the occurrence of the event or condition entitling Customer to a credit. Unless otherwise designated by Equinix, the Equinix Response Canter can be reached 1) via email to support@equinix.com; 2) via telephone 1-888-892-0607 if inside the United States (Outside US; 650-513-7600), or 3) via website http://ecc.equinix.com.

Exhibit 10.13

Exhibit D

IBX Center Policies — US

(Version dated October 10, 2005)

Internet Business Exchange Center Policies

United States

These Internet Business Exchange Center Policies apply to IBX Centers located in the United States only. Please contact your Account Manager if you need a copy of the Polices that apply to IBX Centers outside of the United States.

Equinix is entitled to make changes to the Policies from time to time at its reasonable discretion, but Equinix agrees that any future changes to the Policies will not materially adversely affect each Customer’s use of the Services. Changes to the Policies will be effective for each Customer upon notice to that Customer (except for changes to the Shipping Policies which will be effective immediately upon change of such policies). All capitalized terms not defined elsewhere in the Policies are defined in the Definitions section at the end of the Policies.

For all purposes under the Policies, each Customer has full responsibility and liability for all acts or omissions of Customers Authorized Persons, Accompanying Persons, and Associated Entities, and all such acts or omissions will be attributed to Customer for all purposes, including for the purposes of determining whether Customer has breached (i.e. failed to abide by) the Policies. Without limiting the foregoing, Customer is responsible and must ensure that Customer’s Authorized Persons, Accompanying Persons and Associated Entities do not take any actions that Customer is prohibited from taking under the Policies.

The Policies are not intended to impose upon any Equinix Entity any liability (or obligations) to a Customer for which an Equinix Entity is excluded from being liable (or responsible) for under the Master Service Agreement for such Customer. The Policies also are not intended to increase the liability (e.g., the limits of liability) of any Equinix Entity with regard to any matter for which such liability is limited under the Master Service Agreement (e.g., such as where the liability is limited in the limitation of liability provisions of the Master Service Agreement).

A.	SERVICES

The Services Equinix offers under Master Service Agreements with Customers consist of (1) Licensing of Space and Set-Up; (2) Core Services; and (3) Additional Services. The first two classifications of Services are not optional and Will be provided to all Customers.

1.	Licensing of Space and Set-Up

a.	Licensing of Space

Depending on availability, Equinix offers its Customers the right to license space at the IBX Centers sufficient to hold one or more racks or cabinets (or partial racks or cabinets to the extent offered by Equinix). If a Customer places an order for five or more full racks or full cabinets at an IBX Center, depending on space availability, these racks or cabinets may be located in a private cage (i.e., a cage that is not used by other Customers). Otherwise, Customer’s racks or cabinets may be in a cage or area shared with other Customers. In private cages, a Customer may provide Equinix-approved racks or cabinets for each of the Customer’s Licensed Space or request that Equinix provide the racks and/or cabinets. In shared cages, Customers must use Equinix-provided cabinets and/or racks.

b.	Set-Up

Prior to each Customer’s use of its Licensed Space, Equinix will install Equinix-provided POD Equipment (of a type reasonably determined by Equinix) in order to demarcate Customer’s Equipment, unless otherwise agreed to by Equinix.

2.	Core Services

The Core Services consist of the following, as further described below: (1) Access to the Customer Care Website; (2) Core Security; (3) Core Back-up Power; (4) Core Fire Detection and Suppression; (5) Core HVAC; (6) Core Temperature Control and (7) Core Humidity Control.

a.	Access to the Customer Care Website

Equinix grants each Customer access to the Customer Care Website under the terms and conditions set forth in the Customer Care Website Usage Policies, if any, and the Master Service Agreement With such Customer. Each Customer is responsible for maintaining the confidentiality of its account and password and for restricting and granting access thereto, and Is responsible and liable for all activities that occur under its account, regardless of whether such activities are conducted by Customer, a Sublicensee or any other third party, and regardless of whether such Orders are authorized by Customer. Equinix may modify the functionality and content of the Customer Care Website at any time and in any manner, and if Equinix develops Customer Care Website Usage Policies, Customer must comply with the Customer Care Website Usage Policies then in effect.

b.	Core Security

Equinix offers the following security features at IBX Centers:

•	security personnel onsite 24 x 7 x 365;

•	visitor screening upon entry for verification of identity;

•	keyless security with biometric hand geometry readers with required additional pass code for access to:

•	enter the security tunnel from the welcome area;

•	leave the security tunnel to enter the main center;

•	enter the colocation area;

•	enter a Customer cage; and

•	CCTV digital camera coverage of IBX Center, integrated with access control and alarm system.

In addition, Equinix may take other reasonable security measures that it chooses to employ.

c.	Core Back-Up Power

Each IBX Center will have back-up power sources that will ordinarily provide power for a period of at least 48 hours if the primary source of power Is unavailable.

d.	Core Fire Detection and Suppression

Each IBX Center will have an early warning fire detection system and fire suppression system.

e.	Core HVAC

Each IBX Center will have redundant (n +1) HVAC.

f.	Core Temperature Control

Each IBX Center will ordinarily maintain a temperature of 64 - 76 degrees Fahrenheit.

g.	Core Humidity Control

Each IBX Center will ordinarily maintain a relative humidity of 20% - 70%

3.	Additional Services

Additional Services consist of any services offered by Equinix at the IBX Centers other than the licensing of Licensed Space, Set-Up, and the Core Services. The Additional Services that Equinix offers include, but are not limited to, the following Additional Services, which are further described below: (1) Cross-Connects; (2) Power; (3) Smart Hands; and (4) Installation of a Customer’s Equipment. Where products or materials are provided as part of the Additional Services for a Customer, the Customer will be responsible for paying for all of the charges for the products or materials as well as the other charges associated with the Additional Services.

a.	Cross-Connects

Equinix will install Cross-Connects, as ordered by a Customer, so long as the other Customer to which the Cross-Connect runs approves such Cross-Connect. In the event that any of a Customer’s Cross-Connects are disconnected due to such Customer’s request or due to termination or partial termination of an Order, Equinix may inform the other Customer of the disconnection. No more than ninety (90) days preceding expiration or termination of a Customer’s Master Service Agreement or a Customer’s last Order in an IBX Center, Equinix may notify other Customers to which such Customer is interconnected that, unless such Customer and Equinix agree to a further extension of the term of, or to a new, Master Service Agreement or Order, such Customer will no longer be present in the IBX Canter(s) in question as of the date of termination or expiration of the Customer’s Master Service Agreement or the applicable Order.

b.	Power

i. A Customer may order power to the extent offered and approved by Equinix.

ii. Redundant Power Circuit Policy: A power circuit is a redundant circuit only if at all times it meets both of the following conditions: (a) Condition 1: It is part of a Redundant Power Circuit Pair, and (b) Condition 2: The aggregate draw of such Redundant Power Circuit Pair does not exceed the rated capacity pursuant to the National Electrical Code of one (1) of the power circuits in the Redundant circuit Pair. Therefore, if at any time a power circuit fails to meet Condition 1 (regardless of whether it satisfies Condition 2), it is not a redundant circuit. Similarly, if at any time a power circuit fails to meet Condition 2 (regardless of whether it satisfies Condition 1), it is not a redundant circuit. Accordingly, if a power circuit is originally a redundant circuit but subsequently fails to meet Condition 1 (even if it is then meeting Condition 2), or subsequently fails to meet Condition 2 (even if it is then meeting Condition 1), such power circuit shall thereafter be deemed a primary power circuit.

c.	Smart Hands

Smart Hands is designed to provide Customers with onsite technical assistance and may include, for example, Equinix complying with Customer’s simple instructions relating to remote management, installation or troubleshooting of its equipment within an IBX Center or any other services Equifax deems to be Smart Hands. With respect to the Smart Hands service offered by Equinix, Equinix’s only obligation is to carry out the express instructions of Customer, and Equinix reserves the right to reject a Customer’s request if such rejection is reasonable or if such service is not offered as part of Smart Hands. In addition, Equinix reserves the right to require that a Customer’s instructions be given in additional detail and in writing (which may be by electronic mail). Notwithstanding the foregoing, Equinix has the right to perform Smart Hands services where the Customer fails to timely act or Equinix has the right to act under the Policies at Customer’s expense as part of the Smart Hands service.

d.	Installation of Customer Equipment

A Customer may request that Equinix install Customer’s Equipment. Equinix, at its discretion, may agree to perform such installation, but Customer must enter into a separate agreement with Equinix to perform such work.

4.	Use of Unordered Services

In the event that a Customer uses an Unordered Service, Equinix shall so notify the Customer (which notification may be delivered only by e-mail or regular US Mail, notwithstanding anything to the contrary in the Master Service Agreement) and provide Customer with a change order which lists the Unordered Service. If the Customer does not execute such change order and return it to Equinix within ten (10) days of the date of such notification, Equinix may charge such Customer for such Unordered Service at as then current list price for such Unordered Service commencing on the date Customer began using the Unordered Services.

B.	NOTIFICATIONS

1. Equinix will provide contact information for each Customer to use at any time in the event of an emergency or otherwise as needed by Customer. The Equinix Response Center may be reached at 888-892-0607.

2. Each Customer will designate one or more persons whom Equinix may contact at any time in the event of an emergency or otherwise as needed by Equinix. Each Customer will provide to Equinix a means of contacting such persons at any and all times. Equinix prefers, but does not require, that such contact method be the telephone number of a twenty-four (24) hour operations center staffed by persons familiar with the Customer’s use of its Licensed Space and Equipment located within the Customer’s Licensed Space.

C.	NETWORK SYSTEM NUMBERS AND TELECOMMUNICATIONS

1. Equinix strongly encourages each Customer to have its own autonomous system number as designated by the American Registry of Internet Numbers or its successor.

2. Each Customer will be responsible for obtaining telecommunications services as needed from the carrier of its choice. Equinix will not be responsible for providing or installing such services except that Equinix will perform Cross-Connects as agreed to by Equinix and a Customer pursuant to the Master Service Agreement for such Customer.

D.	EQUIPMENT

1.	Each Customer will ensure that:

a. all of its Equipment will be installed, operated, maintained and repaired in compliance with all applicable Laws and manufacturer specifications and requirements;

b. the installation and use of its Equipment complies with applicable safety codes and product safety agency listings;

c. all of the cables and wiring in Its Licensed Space (other than any Cross-Connects or Equinix’s POD Equipment) are neatly wrapped and tied together (if a Customer fails to do so, Equinix may at its sole option neatly wrap and tie such wires and cables, and Equinix may charge the Customer for doing so under Smart Hands);

d. none of its Equipment is stacked or resting on any of its other Equipment or the Equipment of any other Customer, sublicensee or third-party, including Equinix;

e. all of Customer’s Equipment is securely fixed onto a cabinet or rack in a manner reasonably satisfactory to Equinix. If a Customer has equipment that is too large or heavy for a rack or cabinet, including but not limited to large servers, Equinix may affix such Equipment directly to the floor and Equinix may charge Customer for doing so under Smart Hands.

2. Each Customer may install and maintain Customer Cross-Connects. No Equinix Entity has any obligation to Install, maintain or repair any Customer Cross-Connects.

3. Equinix may require a Customer to remove from any IBX Center Equipment that, in Equinix’s sole discretion, (1) causes a threat to safety (including any risk of fire or other hazard) to the operations of the IBX Center or the IBX Center Property, or (ii) unreasonably interferes with the operations of Equinix, another Customer or any other person or entity that is licensing, sublicensing, leasing or subleasing space or otherwise utilizing any portion of the IBX Center or the IBX Center Property.

4. If a Customer wants to identify its Equipment or its Licensed Space, the means of identification will be subject to Equinix’s prior approval before the Customer uses such means of identification. Equinix will not identify the location of any Customer’s Equipment in the IBX Center, and no Equinix Entity will be responsible for labeling Ports except that Equinix is responsible for connecting a Customer’s Equipment to Equipment belonging to other Customers at an IBX Center.

5. Equinix will not touch, maintain, use, upgrade, repair or operate a Customer’s Equipment, except in an emergency, or where explicitly or implicitly authorized by the Customer’s use of Smart Hands, or as otherwise permitted in the Customer’s Master Service Agreement or the Policies.

6. Customer is solely responsible for any loss or theft of or damage to Customer’s Equipment left unattended outside of Customer’s Licensed Space in a shared cage.

7. No Equinix Entity is responsible for any electronic interference that may occur with respect to Customer’s use of wireless communications Equipment.

E.	USE

1.	Each Customer will:

a. use its Licensed Space only for the purposes of configuring, providing, placing, installing, Upgrading, adding, maintaining, repairing and operating its Equipment In a safe and lawful manner;

b. comply with all applicable laws in its use of its Licensed Space (including OSHA), and comply with all signs posted at any time (including changes in such signs) at the IBX Centers concerning security procedures relating to the IBX Centers;

c. use the restrooms, any shared work area, and any other common spaces in the IBX Centers and the parking areas outside of the IBX Centers in accordance with the terms of its Master Service Agreement, the Policies and any rules or signs then posted by Equinix in or near such areas;

d. maintain its Licensed Space in an orderly and clean manner and in good repair and condition (reasonable wear and tear only excepted);

e. deposit litter in designated trash receptacles or in appropriate locations outside the IBX Centers;

f. behave in a courteous and professional manner within the IBX Centers and the IBX Center Properties;

g. immediately notify Equinix of any damage or risk of damage to the IBX Centers or the IBX Center Properties, or damage to any equipment or property of any person in the IBX Centers or the IBX Center Properties;

h. comply with all applicable property control procedures, which may include providing Equinix with a description and the serial numbers of items brought Into an IBX Center that are valued by Equinix at more than $1,000 and/or providing Equinix with the name. contact number and signature of the person removing such items.

2.	Each Customer will ensure that it does not do any of the following:

a. install, touch, access, tamper with, damage, adjust, repair, interfere with, or breach the security of, the Licensed Space of other customers or the Equipment, property or services of any other Customers, vendors, contractors or other parties who license, sublicense, lease or sublease space or otherwise utilize space at the IBX Center or the IBX Center Properties, or provide services or products to those who do;

b. alter, tamper with, damage, adjust, repair, interfere with, or breach the security of its Licensed Space, the IBX Centers or the IBX Center Properties (including, without limitation, the electrical and other building systems of the IBX Centers or the IBX Center Properties), or any equipment or property leased, licensed or owned by Equinix (including, without limitation, any Cross-Connects and the Equinix Power Distribution System, which only Equinix will install, repair or alter);

c. install or otherwise perform any Cross-Connects;

d. affix or maintain labels to any Ports or any POD Equipment that connects Customer’s Equipment to Equipment belonging to other Customers (Equinix will affix and maintain such labels, which will contain information as determined by Equinix, including circuit identification and other information needed to identify each Equinix-provided Port);

e. encumber or obstruct the sidewalks, driveways, yards, entrances, hallways, stairs or any common areas in or around the IBX Centers or the IBX Center Properties;

f. store or leave any loose items (including Equipment) inside or outside of its Licensed Space in the IBX Centers. If a Customer leaves any loose items inside or outside of its Licensed Space in the IBX Centers, Equinix may so notify the Customer. If the Customer fails to remove or to secure such items within twenty-four (24) hours of such notice, Equinix may, in addition to any other remedies it may have, remove such items and charge the Customer Equinix’s Smart Hands rates for such removal. If Equinix removes items pursuant to the prior sentence, Equinix will temporarily store such items in a safe place for ten (10) days, except that if such items are empty cartons or packaging, Equinix may discard such items instead of storing them. If the Customer fails to retrieve items stored by Equinix during such ten (10) day period, the items will, at Equinox’s sole discretion, either become the property of Equinix or be discarded by Equinix at the Customer’s expense;

g. unless Equinix expressly consents, use any common areas at the IBX Centers or the IBX Center Properties (other than a shared work area where Equinix permits Customers to repair Equipment) for any purpose other than ingress and egress to and from its Licensed Space;

h. use a shared work area that Equinix permits Customers to use for any purpose other than to repair its Equipment;

i. use the Services to compete with any Services offered by Equinix;

j. create any nuisances at the IBX Centers or the IBX Center Properties;

k. manufacture, generate, treat, transport, dispose of, release, discharge, or store on, under or about the IBX Centers, the IBX Center Properties or any surrounding properties, any Hazardous Materials;

l. eat, drink or use tobacco products within the IBX Centers except within areas designated by Equinix for such purposes; or

m. bring recording equipment in, or take photographs of (whether by use of a camera, video camera, cell phone, wireless handset or otherwise), any part of the IBX Centers, except for the following limited exception: a Customer in a private cage may request, at the time the Customer’s visit is scheduled, that Equinix take photographs of that Customer’s private cage and of that Customer’s Equipment within such private cage, but Equinix will do so only if (i) the Customer completes the required documents provided by Equinix; and (ii) an Equinix IBX staff member takes the photographs with Customer’s recording equipment, and the Equinix IBX staff member at all times controls the recording equipment while it is inside the IBX Center.

n. place furniture in its Licensed Space except as permitted by the IBX Center Site Manager in his/her reasonable discretion. In the event that a Customer places furniture in its Licensed Space with the necessary consent from the IBX Center Site Manager, Equinix may at any time thereafter notify the Customer that the furniture must be removed within five (5) days of the notice. If the Customer fails to remove the furniture within the five-day period, Equinix may remove the furniture, charge the Customer Smart Hands rates for doing so, and store the furniture at the Customer’s expense.

o. install any surveillance cameras or other surveillance equipment without Equinix’s prior consent. Equinix reserves the right to require Customers to remove or relocate any surveillance cameras or surveillance equipment that Equinix deems to threaten or impede the security of the IBX Center (including the security of other Equinix customers).

p. block any exit route or aisle way or create a fire hazard.

q. use VRLA (valve-regulated lead-acid) batteries within the IBX Centers, unless the batteries are a manufacturer-installed and integrated part of equipment that is listed as an express exception to this rule in the Customer Welcome Document.

r. use circuit splitters on any Equinix-provided power circuit.

s. use UPS systems that are not provided by Equinix.

t. use 48v DC rectifiers that are not provided by Equinix without obtaining advance approval from Equinix.

F.	ACCESS

1. No Customer may attempt to gain fraudulent access to an IBX Center or any Equinix website.

2. Subject to the terms and conditions of the Customer’s Master Service Agreement (including the Policies), a Customer will have access to its Licensed Space twenty-four (24) hours per day, three hundred sixty-five (365) days per year. In the event of an emergency situation at any IBX Center or IBX Center Property (e.g., fire, building evacuation, medical emergency, weather-related emergency, terrorist attack, etc.), or drill, each Customer present at the IBX Center will be required to follow instructions given by the on-site Equinix Site Manager, or the designee.

3. Each Customer will provide Equinix with a list for each IBX Center (which list will be provided in writing or entered through the Customer Care Website) of Authorized Persons who may enter Customer’s Licensed Space in such IBX Center. Except where specifically designated otherwise by a Customer, each Authorized Person for an IBX Center will have the right to authorize entry by any other person who is accompanied by such Authorized Person at the IBX Center. Each Customer will provide Equinix with written notification of any changes to Customer’s list of Authorized Persons for any IBX Center at least one (1) full business day in advance of the effectiveness of such change. Equinix will refuse entry at an IBX Center to any person who is not named on a Customer’s list of Authorized Persons for such IBX Center, unless such person is an Accompanying Person. Equinix reserves the right to refuse or withdraw approval of a person on any Customer’s list for any IBX Center if such refusal or withdrawal is reasonable (such as where the person violates, or has previously violated, any of the Policies). Equinix also reserves the right to deny access to an Accompanying Person at an IBX Center if the denial is reasonable (such as where the Accompanying Person violates, or has previously violated, any of the Policies).

4. Each Customer is strongly encouraged (but not required, except as herein set forth) to give twenty four (24) hours prior notice to Equinix (through the contact provided by Equinix) prior to visiting an IBX Center. Except in an emergency (as reasonably determined by Equinix), any Customer visiting a cage area shared with other Customers will give at least twenty-four (24) hours prior notice to Equinix.

5. Non-scheduled visits by a Customer may lead to a delay in access or may be denied. For all non-scheduled visits by a Customer, Equinix at its discretion may require Customer’s administrative contact to call the Equinix Response Center to authorize the person’s entry into the IBX Center and Customer’s Licensed Space.

6. For any site tours of an IBX Center, Customer must, no later than 5:00 p.m. the day before the requested tour, arrange such site tour with Equinix and provide Equinix with the following data: Customer’s organization name; purpose of tour; date/time of tour; names of visitors; authorization to access a specific Licensed Space (for existing Customers only); and any special instructions associated with a specific tour. Tour size is limited to a maximum of five (5) guests and one authorized tour guide on all tours unless Equinix agrees to accommodate more persons. If so, Equinix will arrange for one authorized tour guide or Equinix security officer for every five (5) guests.

7. Access by a Customer to any shared work area (or any other common area where Equinix permits access by Customers) may be restricted by Equinix at any time, including when another Customer is in such area.

8. Equinix may, at its discretion, require any or all Authorized Persons of any Customer to have a full-face photograph taken at the IBX Centers for purposes of secure identification.

9. Every person who accesses an IBX Center must use the then-in-use secure access means to enter and exit the IBX Center.

10. Upon any Customer’s entry into an IBX Center, Equinix may (at its discretion) accompany Customer inside the IBX Center, and Equinix may (at its discretion) remain with Customer for the entire time that Customer is in the IBX Center. However, Customer will have privacy when Customer is in its Licensed Space, and

Equinix will maintain sufficient distance from Customer at such times that Equinix will not have access to Customer’s confidential information or activities.

11. Repeat visitors of a Customer requiring freedom of movement within certain areas of an IBX Center may be entered into the Security Access System (“SAS”) if Customer’s administrative contact requests this for a specific person in conjunction with a work visit. The person being registered in SAS is required to produce a government-issued photo ID for identity verification (driver’s license or passport), and complete the on-site enrollment process with the assistance of Equinix security officers. After the visitor places his/her hand on the reader for scanning of biometric identification information into the SAS, the computer will identify/request which doors the person may access and automatically update the readers in real-time.

12. Equinix may access any Customer’s Licensed Space (i) during an emergency; (ii) to perform Smart Hands or other services for Customer, (iii) as needed to perform those services necessary for the use of the IBX Center by some or all Customers; or (iv) as otherwise permitted under such Customer’s Master Service Agreement.

13. If the landlord or owner of an IBX Center or an IBX Property wishes to access, or permit others to access, a Customer’s Licensed Space, Equinix will accompany such persons during such visit, and Customer shall, if practicable, receive advance notice from Equinix and have an opportunity to be present.

14. Equinix reserves the right to deny IBX Center access to Authorized Persons and Accompanying Persons who do not have a business purpose at an IBX Center where access is requested.

15. Equinix reserves the right to exclude or expel from the IBX Center any person who, in Equinix’s judgment, is under the influence of alcohol or drugs or who, in Equinix’s judgment, poses a risk to persons or property in the IBX Center.

16. Customers, Authorized Persons and Accompanying Persons must follow the instructions of the IBX Center Manager or his designee during an emergency.

G.	SHIPPING POLICIES

1. The shipping policies are subject to change by Equinix without notice, and such changes are effective immediately.

2. Each Customer is responsible for, among other things, (i) scheduling with a shipper all shipments for Customer from and to the IBX Centers; (ii) paying all fees associated with the shipments, including all shipping, retrieval and related fees charged by the shipper; (iii) completing all necessary paperwork for the shipments; and (iv) notifying the shipper that all shipments will be shipped to, or retrieved from, the shipping/receiving areas designated by Equinix for each IBX Center. No shipments of any size will be accepted in an IBX Center lobby.

3. Each Customer is also responsible for notifying its shippers of all shipping rules for any multi-tenant buildings in which IBX Centers are located. If an IBX Center is located in a multi-tenant building, shippers are responsible for conforming to all shipping rules of that building, and the Equinix Response Center will provide a Customer, upon request, with the specific shipping rules for each multi-tenant building in which an IBX Center is located.

4. Each Customer will ensure that all shipments (including the boxes) are clearly labeled with the company name and/or identifier of Customer. Unidentified packages will not be accepted.

5. Each Customer that wishes to ship items from or to an IBX Center will schedule through the Customer Care Website (or any other Equinix-approved scheduling method) the incoming or outgoing shipment at least twenty-four (24) hours in advance (and at least four business days in advance where the IBX Center is in a multi-tenant building). For incoming shipments only, a Customer may also (under the same timeframes set forth above) schedule the shipments by phone through the Equinix Response Center. Equinix reserves the right to reject any shipments to an IBX Center that are not delivered at the time scheduled.

6. Emergency shipments to an IBX Center must be scheduled directly by calling the Equinix Response Center. If such advance notification is provided to Equinix, Equinix will make reasonable efforts to accommodate after-hours emergency deliveries.

7. Each Customer will ensure that all shipments for Customer to or from IBX Centers where Equinix is the sole tenant in the building will be made during the business day (Monday - Friday), from 7:00 a.m. until 5:00 p.m. local time. Shipment times may vary for multi-tenant buildings in which IBX Centers are located. The Equinix Response Center will provide each Customer, upon request, with the specific shipping times for such multi-tenant buildings, and each Customer will ensure that all shipments to such buildings comply with the applicable shipping rules.

8. Equinix reserves the right to visually and/or physically inspect any and all shipments to or from the IBX Centers when such shipments arrive at the shipping/receiving area. Shipments containing liquids, combustibles and any Hazardous Materials are prohibited, and, to the extent Equinix is so aware of the contents of such shipments, will not be accepted at any time.

9. At the time of Equinix’s inspection of any shipments to or from the IBX Centers, Equinix may record serial numbers for Equipment of a Customer with estimated value of more than $1,000, as estimated by Customer. Accordingly, when packing Equipment for shipping, each Customer should be aware that Equinix personnel will need access to the serial numbers on the Equipment being shipped, and should seal boxes after serial numbers are recorded.

10. Customers are requested to contact the Equinix Response Center to extend or cancel the shipment receipt date it the shipment does not arrive at the scheduled time.

11. Customers are responsible for moving their shipments from the shipping/receiving area (or secure storage area where they are placed by Equinix at Customer’s expense under the Smart Hands service if the shipment is not removed by Customer immediately upon its arrival) to their Licensed Space and from their Licensed Space to the shipping/receiving area. If a Customer wishes for Equinix to perform such functions as well as packing or unpacking the shipments and disposing of packing materials, the Customer may do so by using the Smart Hands service.

12. Except where Equinix removes the packing materials as a part of a Customer’s Smart Hands order, each Customer is required to take all packing materials to the shipping/receiving area or other designated area for disposal immediately after completing installation. Cardboard and packing materials are not to be stored in cages.

13. Customers will move the shipments from the shipping/receiving area (or secure storage area where they are placed by Equinix) to Customer’s Licensed Space within three (3) business days after notification of arrival (the Equinix Response Center ordinarily will contact a Customer by email and/or phone within twelve (12) hours after arrival, and either e-mail or phone communication by Equinix to the Customer will constitute notification for all purposes under this Section G of the Policies, notwithstanding anything in the Customer’s Master Service Agreement to the contrary). Moving equipment will be available to assist Customer, if necessary (dolly’s, hand trucks, etc.), if Customer schedules the use of such moving equipment with Equinix at the shipping/receiving area.

14. If a Customer has not retrieved its shipment from a secured area forty-eight (48) hours after the shipment has arrived, the Equinix Response Center will notify Customer that if the shipment is not retrieved before the three business days has elapsed (starting with the notification of arrival), the shipment may be returned to the “shipped from” address at Customer’s expense under the Smart Hands service.

15. Unless prior arrangements are made with Equinix by a Customer during the original request (or Smart Hands is purchased for Equinix to move the shipment to Customer’s Licensed Space), Equinix reserves the right to ship the shipment back to the “shipped from” address, at Customer’s expense, three (3) business days after notification of arrival.

16. Equinix is not responsible or liable for any missing or damage to any Customer’s Equipment which may occur during the packaging and/or shipment of such equipment.

H.	DEFINITIONS

The following terms shall have the respective meanings stated below for the purposes of these Policies. In addition, for each Customer, the following terms shall have the respective meanings stated below for purposes of such Customer’s Master Service Agreement to the extent that such Master Service Agreement uses but does not define a term defined below:

1. Accompanying Person shall mean, for each Customer, each person (other than an Equinix employee) who is accompanied by an Authorized Person while at an IBX Center.

2. Associated Entity shall mean, for each Customer, each individual, company, partnership or other entity of any type which employs, contracts with, or is otherwise associated or affiliated with any of Customer’s Authorized Persons or Accompanying Persons. Without limiting the foregoing definition, for each Customer, each Sublicensee that has sublicensed Sublicensed Space at an IBX Center will be an Associated Entity at such IBX Center.

3. Authorized Person shall mean, for each Customer, each person who is included on a list of Authorized Persons given to Equinix by Customer.

4. Cross-Connect shall mean a physical or wireless interconnection within an IBX Center that (i) exits a Customer’s cage or (ii) connects a Customer to another Equinix customer.

5. Customer shall mean any party which is party to a Master Service Agreement with one or more Equinix Entities relating to an IBX Center or other agreement pursuant to which Equinix provides services to such party at an IBX Center.

6. Customer Care Website shall mean Equinix’s customer cam website accessible via the Internet at a location designated by Equinix (which location Equinix may change from time to time at its discretion).

7. Customer Care Website Usage Policies shall mean the website usage policies that Equinix at any time adopts for the Customer Care Website, and which may be changed from time to time at Equinix’s discretion.

8. Customer Cross-Connect shall mean a physical interconnection, including cable, connections, and other wiring, that (i) does not exit a Customer’s cage; (ii) does not connect a Customer to another Equinix customer; and (iii) interconnects (a) Equipment belonging to a Customer or (b) Equinix-provided POD Equipment in a Customer’s cage with Customer’s Equipment.

9. Equinix shall mean Equinix Operating Co., Inc. Notwithstanding the foregoing, if, on behalf of Equinix, another Equinix Entity agrees to an Order with Customer, it is the Equinix Entity that will provide the Services and who will be deemed Equinix for such Order.

10. Equinix Entities: shall mean Equinix Operating Co., Equinix Inc. and Equinix Pacific, Inc., and each of which individually is an Equinix Entity.

11. Equinix Power Distribution System shall mean any and all Hendry panels (or other Equinix specifications-compliant DC distribution panels), locks, and power strips and electrical, utility, or power distribution systems and items that are installed by Equinix.

12. Equipment shall mean, for each Customer, all network and/or computer equipment (including wiring and Customer Cross-Connects between such equipment and the Customer’s POD Equipment) that is located in the Customers Licensed Space, regardless of whether such equipment is owned, leased, licensed or otherwise obtained for use by the Customer or the Customer’s Authorized Persons, Accompanying Persons, or Associated Entities (but this does not include Cross-Connects or Equifax POD Equipment located in the Customer’s Licensed Space).

13. Hazardous Materials shall mean (i) asbestos, or any substance containing asbestos; (ii) polychlorinated biphenyls; (iii) lead; (iv) radon; (v) pesticides; (vi) petroleum or any other substances containing hydrocarbons; (vii) any substance which, when on the IBX Centers or the IBX Center Properties, is prohibited by any environmental Laws; (viii) those matters described in the Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. §9601 et. seq. (“CERCLA”); and (ix) any other substance, material or waste which, (a) by any environmental Laws requires special handling or notification of any governmental authority in its collection, storage, treatment, or disposal or (b) is defined or classified as hazardous, dangerous or toxic pursuant to any legal requirement.

14. IBX Center Property shall mean the real property on which, and the building in which, an IBX Center is located.

15. IBX Centers shall mean, for each Customer, the Internet Business Exchange Centers leased or owned by Equinix in which Customer licenses Licensed Spaces or receives Services from Equinix pursuant to an Order.

16. Laws shall mean all applicable federal, state, local, municipal or other laws, regulations, rules, ordinances, rulings, decrees, orders, directives, requirements, codes (including building codes), and as they may be instituted or amended from time to time.

17. Licensed Space shall mean, for each Customer, the areas licensed by a Customer under the Customer’s Master Service Agreement and as identified in the Orders as to the amount of space. For each Licensed Space, Equinix will determine at all times during the term the exact location in the IBX Centers where the Licensed Space for each Customer will be located, and Equinix will notify each Customer accordingly.

18. Master Service Agreement shall mean, for each Customer, the Master Service Agreement executed by Customer and one or more Equinix Entities (or the document with a similar function if no document entitled Master Service Agreement has been signed by Customer and one or more Equinix Entities) to which these Policies are Incorporated by reference.

19. Online Order shall mean, for each Customer, an Order for Services placed by the Customer via the Customer Care Website and accepted by Equinix pursuant to Equinix’s then current ordering procedures (as well as any amendment to such Order reflected in a change order agreed to by the parties in accordance with the terms of the applicable change order, the Order and the Master Service Agreement).

20. Order shall mean, for each Customer, any Sales Orders, Online Order or Phone Order between the Customer and Equinix.

21. Phone Order shall mean, for each Customer, an Order for Services placed by the Customer via telephone and accepted by Equinix pursuant to Equinix’s then current ordering procedures (as well as any amendment to such Order reflected in a change order agreed to by the parties in accordance with the terms of the applicable change order, the Order and the Master Service Agreement).

22. Point of Demarcation Equipment or POD Equipment shall mean (1) patch panels, DSX panels for category 5 twisted pair, co-axial, single and multi-mode fiber, or (2) other appropriate (as reasonably determined by Equinix) point of demarcation equipment.

23. Policies shall mean the procedures, rules, regulations, security practices and policies adopted by Equinix that are then in effect for the IBX Centers, including these Internet Business Exchange Center Policies, and as they may be amended from time to time by Equinix.

24. Ports shall mean all wiring, connections, circuitry and utility ports at the POD Equipment.

25. Redundant Circuit Pair shall mean two identical power circuits installed in the same cabinet or rack, neither of which is a part of another pair of circuits in the same cabinet or rack.

26. Sales Order shall mean, for each Customer, a written order for services (as well as any amendment to such Order reflected in a change order agreed to by the Parties in accordance with the terms of the applicable change order, the Order and the Master Service Agreement).

27. Sublicensed Space shall mean the portion of the Licensed Space sublicensed to a Sublicensee by a Customer pursuant to the terms of the Customer’s Master Service Agreement.

28. Sublicensee shall mean a customer of a Customer or other third party who sublicenses all or part of the Licensed Space from such Customer.

29. Unordered Service shall mean an Equinix Service used by Customer without an Order for such Service.